EXHIBIT 99.1

News Release
For Release at 8:30 AM EDT on July 18, 2006

Storm Cat Energy Corporation to Acquire Powder River Basin Properties;
Acquisition Immediately Accretive to Reserves, Production and Gathering Assets

CALGARY and DENVER - July 18, 2006 - Storm Cat Energy Corporation. (AMEX: SCU; TSX: SME) today announced that it has signed a Definitive Purchase and Sale Agreement (PSA) with Bill Barrett Corporation (NYSE: BBG) to acquire approximately 25,200 gross acres (17,000 net acres) in the Powder River Basin coalbed methane (CBM) play in Campbell County, Wyoming for approximately US$30.65 million. The properties are located in and around Storm Cat’s core Powder River operating area allowing the Company to further capitalize on economies of scale and operating efficiencies. The acreage is approximately 81% undeveloped, over 90% of which is located on U.S. federal lands.

With this transaction, Storm Cat is acquiring approximately 10.2 billion cubic feet (Bcf) of proved reserves, 9.6 Bcf of probable reserves and 7.8 Bcf of possible reserves. Storm Cat’s reserve quantity estimations were evaluated by Netherland Sewell & Associates (NSAI), a Dallas-based, independent reservoir engineering firm. Production from the acquired properties is approximately 6.6 million cubic feet per day (MMcf/d), (approximately 3.0 MMcf/d net), of natural gas from 64 producing CBM wells, 46 of which will be operated by Storm Cat.

Pro forma for the acquisition, Storm Cat will have approximately 19.8 Bcf of proved reserves, 13.8 Bcf of probable reserves and 7.9 Bcf of possible reserves as audited by NSAI. Gross production will be approximately 11.6 MMcf/d (approximately 6.2 MMcf/d net), and acreage will be 39,235 gross (29,250 net) in the Powder River Basin.

J. Scott Zimmerman, President and Chief Executive officer said: “These producing Powder River Basin properties that we are acquiring are located in our core Northeast Spotted Horse operating area and will be immediately accretive to reserves, production and cash flow. Given the close proximity to our current Powder River CBM operations, we view this as a strategic fit to our asset base and an excellent way to provide future reserves and production growth in the area. Additionally, these properties can be developed using the multi-seam completion technique that provides for increased recovery and reduced finding and development costs, ultimately maximizing the value of the asset. Acquisitions are a key component of our growth strategy. We will continue to look for acquisitions that can expand core areas allowing us to leverage economies of scale and to capitalize on the depth of our CBM technical expertise.”

The initial purchase price of US$30.65 million, net of closing adjustments, is to be paid in cash. The adjustments will be determined by the terms of the PSA. Storm Cat will have 30 days to perform due diligence and will have 10 days to close the transaction after that time. The transaction is expected to close on or before August 29, 2006; however, the Company makes no assurances that it will successfully close the transaction. Storm Cat intends to finance the transaction with some combination of cash, bank and other debt. The PSA is subject to standard closing conditions. Upon closing, the effective date of the transaction will be July 1, 2006.

About Storm Cat Energy

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming’s Powder River Basin, exploitation and development acreage in Canada and Alaska, and high-risk, high-reward exploration acreage in Mongolia. The Company's shares trade on the American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

By Order of the Board of Directors
Storm Cat Energy Corporation

J. Scott Zimmerman
President and Chief Executive Officer
/s/ J. Scott Zimmerman

Company Contact:
Scott Zimmerman, President and Chief Executive Officer
Paul Wiesner, Chief Financial Officer
Phone: 87-STORMCAT
www.stormcatenergy.com

Forward-looking Statements
This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995 relating to matters such as the Company’s drilling and other exploration plans and projected well economics. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” ”projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions, and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 20-F for the fiscal year ended December 31, 2005.

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